NASDAQ-GM — “TEAM”

FOR IMMEDIATE RELEASE, Tuesday, August 5, 2008

TechTeam Global Reports Second Quarter 2008 Financial Results

Company continues transformation, records 29% revenue growth over 2007 and completes restructuring efforts

SOUTHFIELD, MICHIGAN, August 5, 2008…TechTeam Global, Inc. (the “Company”) (Nasdaq: TEAM), a worldwide provider of information technology, enterprise support and business process outsourcing services, today reported a net loss of $1.8 million, or $0.17 per diluted share, for the second quarter ended June 30, 2008. The net loss for the second quarter of 2008 included a charge of $3.9 million related to the Company’s corporate-wide organizational realignment and restructuring announced on May 28, 2008. Excluding the restructuring charge, the Company would have reported net income of $1.3 million, or $0.12 per diluted share, for the second quarter of 2008, as compared to net income of $1.5 million, or $0.14 per diluted share, reported for the same period last year. See the table following the financial statements in this press release for a reconciliation of second quarter earnings.

Second quarter highlights include the following:

•	Total revenue increased 29.2% over last year to $67.9 million. Organic growth (excludes acquisitions) was 17.7%.

•	Revenue from the Company’s commercial business increased 22.7% over last year to $45.7 million, and revenue from the Company’s government business increased 44.9% to $22.2 million.

•
Earnings per share, excluding the restructuring charge, of $0.12 for the quarter was impacted by a temporary increase in the income tax rate and related tax provision that was unique to second quarter results. If the Company’s estimated tax rate for the year of 36% is applied to the second quarter, reported earnings per share for the second quarter would have increased by $0.04 per share.

•
The Company established its presence in Asia through its acquisition of Onvaio LLC (“Onvaio”), which provides global technical support outsourcing based in Manila, Philippines, and through a partnership with Rainmaker Asia, Inc. to jointly build delivery capability in the Philippines.

•	The Company completed its corporate-wide organizational realignment and restructuring actions, which resulted in a $3.9 million charge to operating income during the quarter.

“As part of the TechTeam’s continuing transformation, we completed a global reorganization, a restructuring initiative to improve profitability, a global expansion into Asia via an acquisition and a partnership, and a management transformation that added five new senior executives,” said Gary J. Cotshott, president and chief executive officer. “All of these strategic initiatives were promised earlier this year, and we delivered. And, despite this large volume of rapid change, we achieved another quarter of record revenue and solid operating income, which is a credit to our team who remained focused and executed well. We are now well into our strategy formulation, which we expect to have completed by the end of the third quarter to position the Company for significant future growth and further improved financial performance.”

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Cotshott added, “TechTeam continues to be well positioned to deliver low double digit organic revenue growth for 2008. Our SG&A expenses as a percent of revenue in the second half of 2008 are expected to decrease, and we anticipate the Company’s operating margin will improve with a target range that approaches 7-8% for the second half of the year. We believe that the realignment and restructuring actions completed in the second quarter will improve our profit performance significantly, while enabling even higher quality service, improved account management, and continued strategic investments to expand our geographic coverage, increase the depth of our capabilities, improve our visibility in the market and expand our sales capacity.”

Total Company revenue increased 29.2% to $67.9 million for the second quarter of 2008, from $52.5 million for the same period in 2007, through a combination of organic and acquisition-driven growth. Excluding acquisitions that affect year-over-year comparability, total revenue increased 17.7%. Organic revenue growth was driven by 22.3% growth in the commercial business, led by IT Outsourcing Services, and 6.3% growth in the government business. Revenue from the commercial business for the second quarter of 2008 was favorably impacted by approximately $2.9 million from the weakening of the U.S. dollar over the second quarter of 2007 relative to the international currencies in which the Company conducts business.

Gross profit increased 25.9% to $17.1 million for the second quarter of 2008, from $13.6 million for the same period in 2007. The Company’s gross margin (gross profit as a percent of revenue) decreased on a-year-over-year basis from 25.9% in the second quarter of 2007 to 25.2% in 2008; however, gross margin increased sequentially from 24.9% in the first quarter of 2008. Gross margin for the Company’s commercial business declined year-over-year from 25.0% in 2007 to 23.4% in 2008. While commercial business margins improved in the Americas, the Company’s operations in Europe were impacted by excess capacity and increased labor and benefit-related costs. The Company has expanded its service delivery capabilities over the past three quarters with the establishment of new locations in Dresden, Germany; Sibiu, Romania; and Stockholm, Sweden. We expect the excess capacity will resolve itself over the next several quarters. Gross margin for the Company’s government business increased year-over-year from 28.1% in 2007 to 29.1% in 2008 due to the timing and mix of project-based work as compared to last year.

Selling, general, and administrative (“SG&A”) expense decreased to 20.8% of revenue for the second quarter of 2008, from 21.4% of revenue for the same period in 2007. As the Company’s revenue has grown, it has achieved greater leverage in its SG&A spending, but the leverage was somewhat offset by greater expenses related to expansion of service delivery locations in Europe, sales commissions, marketing expenses, and travel necessary to support the continuing globalization of the Company. SG&A expense also increased due to the weakening of the U.S. dollar from the second quarter of 2007. As noted earlier, the Company expects SG&A expense to decrease as a percentage of revenue in the second half of 2008.

The Company had an operating loss of $860,000 for the second quarter of 2008 as a result of incurring $3.9 million in restructuring charges. During the second quarter, the Company announced corporate-wide organizational realignment and restructuring actions to improve the Company’s operating efficiency, achieve greater global consistency and drive improved financial performance. The actions included reorganizing some of the Company’s business functions from regional models to a global structure and eliminating approximately 60 employee positions. Excluding the restructuring charges, operating income for the second quarter of 2008 increased to $3.0 million, or 4.5% of revenue, from $2.4 million, or 4.5% of revenue, for the same period in 2007.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Other components of TechTeam’s second quarter 2008 performance include the following:

•
In the Company’s commercial business, revenue in the Americas increased 11.7% to $18.5 million for the second quarter of 2008, and revenue from Europe increased 31.5% to $27.2 million. Revenue in the Americas increased primarily in the IT Consulting and Systems Integration segment and in technical staffing services, which are included in Other Services, from new customers and projects. Although revenue from Europe in 2008 was favorably impacted by the weakening of the U.S. dollar by approximately $2.9 million relative to the second quarter of 2007, Europe continued to show strong growth on a local currency basis as well.

•
The Company’s effective tax rate reported each quarter generally reflects the Company’s estimate of its effective tax rate for the current fiscal year; however, the effective tax rate for the second quarter of 2008 was adversely impacted by providing valuation allowances on current foreign operating losses due to historical operating losses in certain countries. The level of current foreign operating losses is heightened because a significant portion of the Company’s restructuring charges were incurred in these countries. A tax benefit was recorded for the remaining portion of the restructuring charge that was incurred in other countries, including the United States. Excluding the restructuring charges, the effective tax rate for the second quarter of 2008 would have been 50.1%. The Company currently expects that its effective tax rate for the year, excluding restructuring charges, will be approximately 36%, and therefore, expects to record a significantly lower effective tax rate in the third and fourth quarters of 2008. For the three months ended June 30, 2007, the consolidated effective tax rate of 35.5% differs from the statutory tax rate of 34% primarily due to a change in estimate regarding the Company’s estimated annual tax rate for 2007.

The increase in the Company’s estimated effective annual tax rate of 36% for 2008 from 34.7% for fiscal 2007 is primarily due to a new income tax in the State of Michigan that took effect January 1, 2008. The Company recorded State of Michigan income tax expense of $198,000 for the second quarter of 2008. Prior to 2008, the State of Michigan had a value-added tax called the Single Business Tax that was not considered an income tax and was, therefore, included in SG&A expense. Single Business Tax included in SG&A expense totaled $120,000 for the second quarter of 2007.

•
For the second quarter of 2008, earnings before interest, taxes, depreciation and amortization expense (“EBITDA”) was $1.1 million. Excluding the restructuring charges of $3.9 million, EBITDA for the second quarter of 2008 increased 25.2% to $5.0 million, or 7.4% of revenue, compared with EBITDA of $4.0 million, or 7.6% of revenue, for the same period in 2007.

•	The Company believes EBITDA is an important “non-GAAP” measure of the Company’s financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company’s possible market valuation. See the table following the financial statements in this press release for a reconciliation of operating income to EBITDA excluding the restructuring charges.

•	As of June 30, 2008, the Company had 10,795,075 common shares issued and outstanding.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Conference Call Information
TechTeam Global, Inc. will also host an investor teleconference to discuss its second quarter 2008 financial results at 4:30 p.m. EDT, today, Tuesday, August 5, 2008. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-866-362-5158. Outside the United States, call +1-617-597-5397. When prompted, enter the passcode: 22347781. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

A taped replay of the call will be available beginning at approximately 6:30 p.m. EDT, Tuesday, August 5, 2008. This toll-free replay will be available through Tuesday, August 19, 2008. To listen to the teleconference replay, call 1-888-286-8010. Outside the United States, call +1-617-801-6888. When prompted, enter the passcode: 93073358.

About TechTeam Global, Inc.

TechTeam Global, Inc. is a worldwide provider of information technology, enterprise support and business process outsourcing services to Fortune 1000 corporations, multinational companies, product providers, small and medium-sized companies, and government entities. TechTeam’s ability to integrate computer services into a flexible, ITIL-based solution is a key element of its strategy. Partnerships with some of the world’s “best-in-class” corporations provide TechTeam with unique expertise and experience in providing information technology support solutions. For information about TechTeam Global, Inc. and its services, call 800-522-4451 from the United States or visit our Web sites at www.techteam.com and www.techteam.eu. TechTeam’s common stock is traded on the NASDAQ Global Market under the symbol “TEAM.”

Safe Harbor Statement

The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company’s core business, revenue and earnings performance going forward, management of overhead expenses, productivity and operating expenses. Forward-looking statements may be identified by words including, but not limited to, “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the Company’s ability to recruit and retain highly-qualified executives, the market’s acceptance of and demand for the Company’s offerings, competition, unforeseen expenses, the costs and risks associated with executing an offshore strategy, demands upon and consumption of the Company’s cash and cash equivalent resources or changes in the Company’s access to working capital, currency fluctuations, changes in the quantity of the Company’s common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company’s clients, economic factors specific to the U.S. Federal Government and automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company’s ability to consummate acquisitions, and the Company’s ability to successfully integrate acquisitions on a timely basis. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company’s Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the risks described therein from time to time.

Financial Tables to Follow on the Next Page

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Financial Data

TechTeam Global, Inc.

Condensed Consolidated Income Statements (unaudited)

(In thousands, except per share data)

	Second Quarter Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
Revenue
Commercial —
IT Outsourcing Services	$30,435	$25,298	20.3%	$60,703	$49,354	23.0%
IT Consulting and Systems Integration	8,070	6,986	15.5%	14,944	13,834	8.0%
Other Services	7,165	4,938	45.1%	13,951	8,870	57.3%
Total Commercial	45,670	37,222	22.7%	89,598	72,058	24.3%
Government Technology Services	22,206	15,322	44.9%	44,242	26,680	65.8%
Total Revenue	67,876	52,544	29.2%	133,840	98,738	35.6%
Cost of Revenue
Commercial —
IT Outsourcing Services	23,279	18,903	23.1%	45,643	36,895	23.7%
IT Consulting and Systems Integration	6,226	5,322	17.0%	11,714	10,659	9.9%
Other Services	5,488	3,685	48.9%	10,722	6,583	62.9%
Total Commercial	34,993	27,910	25.4%	68,079	54,137	25.8%
Government Technology Services	15,751	11,024	42.9%	32,232	19,415	66.0%
Total Cost of Revenue	50,744	38,934	30.3%	100,311	73,552	36.4%
Gross Profit	17,132	13,610	25.9%	33,529	25,186	33.1%
Selling, general and administrative expense	14,108	11,233	25.6%	27,466	21,823	25.9%
Restructuring charge	3,884	—		3,884	—
Operating Income (Loss)	(860)	2,377	NM %	2,179	3,363	(35.2)%
Net interest income (expense)	(422)	(7)		(866)	230
Foreign currency transaction gain (loss)	19	(26)		231	2
Income (Loss) before Income Taxes	(1,263)	2,344		1,544	3,595
Income tax provision (credit)	575	832		1,691	1,178
Net Income (Loss)	$(1,838)	$1,512		$(147)	$2,417
Diluted Earnings (Loss) per Common Share	$(0.17)	$0.14		$(0.01)	$0.23
Diluted weighted average common shares and common share equivalents	10,505	10,528		10,486	10,486

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Balance Sheet (unaudited)

(In thousands)

	June 30,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$16,114	$19,431
Accounts receivable, net	65,627	69,627
Prepaid expenses and other current assets	5,213	5,290
Total current assets	86,954	94,348
Property, Equipment and Software, Net	10,508	10,562
Goodwill and Other Intangible Assets, Net	80,255	76,686
Other Assets	677	573
Total Assets	$178,394	$182,169

Current Liabilities
Current portion of long-term debt	$6,610	$5,850
Accounts payable	11,454	20,952
Accrued payroll and related taxes	14,346	14,237
Accrued expenses and other current liabilities	10,815	10,136
Total current liabilities	43,225	51,175
Long-Term Liabilities
Long-term debt, less current portion	32,873	31,167
Other long-term liabilities	2,980	2,796
Total long-term liabilities	35,853	33,963
Shareholders’ Equity
Preferred stock	—	—
Common stock	108	107
Additional paid-in capital	76,605	75,364
Retained earnings	18,244	18,391
Accumulated other comprehensive income	4,359	3,169
Total shareholders’ equity	99,316	97,031
Total Liabilities and Shareholders’ Equity	$178,394	$182,169

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Six Months Ended June 30,
	2008	2007
Operating Activities
Net income (loss)	$(147)	$2,417
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,765	2,980
Other adjustments, primarily changes in working capital	(2,581)	(568)
Net cash provided by operating activities	1,037	4,829
Investing Activities
Purchase of property, equipment and software	(1,438)	(1,821)
Cash paid for acquisitions, net of cash acquired	(5,457)	(44,767)
Net cash used in investing activities	(6,895)	(46,588)
Financing Activities
Proceeds from issuance of long-term debt	5,000	35,000
Proceeds from issuance of common stock	129	597
Tax benefit from stock options	(5)	57
Payments on long-term debt	(2,602)	(3,212)
Net cash provided by financing activities	2,522	32,442
Effect of exchange rate changes on cash and cash equivalents	19	118
Decrease in cash and cash equivalents	(3,317)	(9,199)
Cash and cash equivalents at beginning of period	19,431	30,082
Cash and cash equivalents at end of period	$16,114	$20,883

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Reconciliation of Operating Income (Loss) to Earnings Before Interest, Taxes,
Depreciation and Amortization (“EBITDA”) Excluding Restructuring Charges

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Reconciliation of Operating Income (Loss) to EBITDA Excluding Restructuring Charges
Operating income (loss)	$(860)	$2,377	$2,179	$3,363
Depreciation and amortization	1,967	1,651	3,765	2,980
Foreign currency transaction gain (loss)	19	(26)	231	2
Restructuring charges	3,884	—	3,884	—
EBITDA Excluding Restructuring Charges	$5,010	$4,002	$10,059	$6,345

Reconciliation of Second Quarter Earnings Excluding Restructuring Charges
 to Net Loss

(In thousands, except per share data)

	After-Tax Earnings	Earnings (Loss) per Share

Reconciliation of Second Quarter Earnings Excluding Restructuring Charges to Net Loss
Second quarter earnings excluding restructuring charges	$1,307	$0.12
Restructuring charges, net of tax	(3,145)	(0.30)
Net Loss	$(1,838)	$(0.17)

###

Contacts:

TechTeam Global, Inc. Marc J. Lichtman Vice President, Chief Financial Officer and Treasurer (248) 357-2866 marc.lichtman@techteam.com

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com